PETROQUEST ENERGY, INC.
AWARD NOTICE OF RESTRICTED STOCK UNITS
(Outside Director/Consultant)
PetroQuest Energy, Inc. (the “Company”) is pleased to inform you that you are hereby granted Restricted Stock Units (“RSUs”) in the amount specified on your Grant Detail Report under the PetroQuest Energy, Inc. Long-Term Cash Incentive Plan (the “Plan”). The Date of Grant is also designated on your Grant Detail Report. Although this grant of RSUs is not an actual grant of Company Stock, this grant of RSUs provides you with the opportunity to receive cash payments from the Company based upon the Fair Market Value of the Company Stock on the applicable Vesting Date (provided below) multiplied by the number of RSUs granted to you that have become vested on the applicable Vesting Date. Such cash payment will be paid in a cash lump sum in accordance with Section 4.4(a) of the Plan.
The RSUs will become vested on the dates (each, a “Vesting Date”) and in the amounts (assuming you are continuously employed with the Company or an Affiliate from the Date of Grant specified in your Grant Detail Report through each applicable Vesting Date) set forth in your Grant Detail Report. Vesting will be accelerated and the RSUs will be 100% vested upon any one of the following “Vesting Events”: your termination of service with the Company and its Affiliates due to your death, or your termination of service by the Company and its Affiliates due to Disability or your termination of service by the Company without Cause within 2 years after a Change in Control. The date of your termination of service with the Company and its Affiliates on account of one of the Vesting Events is the Vesting Date for purposes of this Award and the Plan. You cannot sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any RSUs until such RSUs become vested.
To the extent that this grant of RSUs is deferred compensation subject to Code Section 409A, such amounts will be administered and paid in accordance with Code Section 409A and Section 8.11 of the Plan. You are advised to consult your tax advisor with respect to this Award and the tax consequences of this Award of RSUs and any payments hereunder.
This grant of RSUs is governed by your Grant Detail Report, this Award Notice and the Plan, which provide, among other things, definitions of the capitalized terms and the other terms and conditions respecting the RSUs granted to you.
All amounts payable with respect to the RSUs granted to you will be subject to all applicable federal, state and local tax or other withholding requirements. Your Grant Detail Report will be provided to you by the Company in writing. This Award Notice and the Plan are made available to you electronically. Your electronic acceptance of this Award Notice will be deemed your acceptance and signature for the purposes of this Award Notice and the Plan.
PARTICIPANT:

By: electronic acceptance

PETROQUEST ENERGY, INC.

/s/Charles T. Goodson
Name: Charles T. Goodson
Title: Chairman, Chief Executive Officer & President